Exhibit 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Furniture Brands International, Inc.:

We consent to incorporation by reference in the registration statements (Nos. 33-65714, 333-6990, 333-39355, 333-80189) on Form S-8 of Furniture Brands
International, Inc. of our report dated January 27, 2000, relating to the consolidated balance sheets of Furniture Brands International, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows and the related schedule for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Furniture Brands International, Inc.

St. Louis, Missouri
March 28, 2000